Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
September 6, 2006

PEABODY ENERGY UPDATES PRODUCTION AND FINANCIAL OUTLOOK

ST. LOUIS, Sept. 6 - Peabody Energy (NYSE: BTU) announced today that it now targets 2006 production of approximately 230 million tons, an increase of 7 percent over prior-year levels. The production target is at the low end of the original range of 230 to 240 million tons, and reflects 4 to 5 million tons of lower third-quarter shipments. The company expects record 2006 coal sales of 250 to 260 million tons, within 2 percent of targets at the beginning of the year.

Regarding the company’s outlook for the third quarter, management reaffirms earnings per share solidly within the original targeted range of $0.35 to $0.55. With the revised production range, the company targets third quarter EBITDA near the low end of management’s beginning-of-quarter target of $250 to $300 million.

“Peabody’s management is keenly focused on solving these near-term supplier and transportation issues,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “Overall, Peabody is performing very well. Long-term industry fundamentals are strengthening, and we look forward to record performance for 2006, 2007 and beyond.”

The lower-than-targeted production primarily relates to new equipment problems, transportation shortfalls and the early closing of a third-party coal supplier. These issues include:

•	The new longwall system that was installed at the Twentymile Mine in Colorado in May has failed to operate consistently due to manufacturer’s issues. Management and mine personnel are working with the manufacturer to resolve the issues, and Peabody has taken the unusual step of ordering a new shearer from an alternate supplier as a precaution. Peabody is also monitoring the new longwall equipment at the North Goonyella Mine in Queensland, Australia.

•	While Peabody’s Powder River Basin operations will set shipment records in 2006, the mines continue to receive fewer trains than needed to meet sales commitments. Peabody is accelerating mine transportation capacity to match the rail expansion by the major carriers.

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PEABODY ENERGY UPDATES OUTLOOK – PAGE TWO

•	A third-party coal supplier in Appalachia has abruptly ended operations due to the mine’s high cost structure. The supplier was expected to produce coal through the first half of 2007, and the early closure will reduce production by nearly 240,000 tons of metallurgical coal for the second half of 2006. Peabody is accelerating the ramp-up of the 2 million ton-per-year Black Stallion Mine to partly offset the impact in 2007.

Peabody Energy is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. and 3 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of Sept. 6, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future economic conditions; weather; rail, barge and port performance and costs; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of currency exchange rates; risks associated with customers; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards and Medicare rules; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.